Exhibit 99

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES THIRD QUARTER 2006 RESULTS

•	Third quarter earnings per share up 52% to $1.46; Year-to-date earnings per share up 47% to $4.12
•	Third quarter net earnings up 47% to $629 million; Year-to-date net earnings up 43% to $1.8 billion
•	Third quarter net sales up 4% to $9.6 billion; Year-to-date net sales up 7% to $28.8 billion
•	Cash from operations of $652 million for the third quarter and $3.5 billion year-to-date
•	Increases outlook for 2006 and provides initial 2007 financial outlook

BETHESDA, Maryland, October 24, 2006 — Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2006 net earnings of $629 million ($1.46 per diluted share), compared to $427 million ($0.96 per diluted share) in 2005. Net sales were $9.6 billion, a 4% increase over third quarter 2005 sales of $9.2 billion. Cash from operations for the third quarter of 2006 was $652 million.

Net sales for the nine months ended September 30, 2006 were $28.8 billion, a 7% increase over the $27.0 billion in the comparable 2005 period. Net earnings for the nine months ended September 30, 2006 were $1.8 billion ($4.12 per share), compared to $1.3 billion ($2.81 per share) in 2005. Cash from operations for the nine months ended September 30, 2006 was $3.5 billion.

“Our focus on program execution has driven operational performance to higher levels in each quarter this year, supporting margin expansion, strong growth in our net earnings and a record backlog,” said Bob Stevens, Chairman, President and CEO. “This is a tribute to the professionalism of our 140,000 employees who are committed to maintaining the trust and confidence of our customers by providing them with the critical capabilities they require.”

Summary Reported Results and Outlook

The following table presents the Corporation’s results for the quarter and year-to-date periods ended September 30, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	3rd Quarter		Year-to-Date
(In millions, except per share data)	2006	2005	2006	2005

Net sales	$9,605	$9,201	$28,780	$26,984

Operating profit
Segment operating profit	$975	$856	$2,882	$2,483
Unallocated corporate, net:
FAS/CAS pension adjustment	(70)	(155)	(206)	(466)
Unusual items, net	15	- -	185	58
Stock compensation expense	(26)	- -	(83)	- -
Other, net	11	5	41	25

	$905	$706	$2,819	$2,100

Net earnings	$629	$427	$1,800	$1,257

Diluted earnings per share	$1.46	$0.96	$4.12	$2.81

Cash from operations	$652	$893	$3,450	$3,138

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2006 OUTLOOK	2006 Projections
(In millions, except per share data and percentages)	Current Update	July 2006

Net sales	$39,000 - $39,500	$38,500 - $39,500

Operating profit:
Segment operating profit	$3,900 - $3,975	$3,825 - $3,925
Unallocated corporate expense, net:
FAS/CAS pension adjustment [1]	(275)	(275)
Unusual items, net [1]	185	170
Stock compensation expense [1]	(110)	(110)
Other, net	35 – 50	15 – 40

	$3,735 - $3,825	$3,625 - $3,750

Diluted earnings per share	$5.45 - $5.60	$5.10 - $5.30
Cash from operations	> $3,700	> $3,600
Return on invested capital (ROIC) [2]	> 17.5%	> 16.5%

[1]All amounts “approximate”
2A summary table showing the calculation of ROIC is displayed at the end of this release

The $0.30 - $0.35 increase in projected 2006 diluted earnings per share is driven by operational improvements, primarily in Aeronautics, and the impact of the following third quarter items that are incremental to our July 2006 projection;

•	A gain on the sale of land that increased operating profit by $31 million ($20 million or $0.05 per share) and expenses associated with the debt exchange that decreased operating profit by $16 million ($11 million or $0.03 per share). Both of these items are included in “Unusual items, net.”

•	A $62 million ($0.14 per share) reduction in income tax expense related to claims for additional export tax benefits for prior years.

2007 OUTLOOK
(In millions, except per share data and percentages)	2007 Projection

Net sales	$41,000 - $42,000

Operating profit:
Segment operating profit	$4,150 - $4,275
Unallocated corporate expense, net:
FAS/CAS pension adjustment [1]	(130)
Unusual items	- -
Stock compensation expense [1]	(150)
Other [1]	70

$3,940 - $4,065

Diluted earnings per share	$5.60 - $5.80
Cash from operations	> $3,800
ROIC	> 17.5%

[1]All amounts “approximate”

The outlook for 2007 operating profit and earnings per share assumes that the Corporation’s 2007 non-cash FAS/CAS pension adjustment will be calculated using a discount rate of 6.0%, and the actual return on plan assets in 2006 will be 8.5%. The 2007 non-cash FAS/CAS pension adjustment and related assumptions will not be finalized until year-end 2006, consistent with the Corporation’s pension plan measurement date. The Corporation will update its FAS/CAS pension adjustment, as necessary, when it announces 2006 year-end financial results.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Cash Flow and Leverage

Cash from operations for the quarter and nine months ended September 30, 2006 was $652 million and $3.5 billion. The Corporation continued to execute its balanced cash deployment strategy as follows:

•	Invested $609 million in the third quarter and $1.1 billion year-to-date for acquisition activities;

•	Paid $353 million to complete the debt exchange in the third quarter and repaid $200 million of long-term debt year-to-date;

•	Repurchased 3.8 million shares at a cost of $317 million in the quarter and 25.3 million shares at a cost of $1.9 billion year-to-date;

•	Made capital expenditures of $190 million in the quarter and $453 million year-to-date; and

•	Paid cash dividends of $128 million in the quarter and $389 million year-to-date.

The Corporation’s ratio of total debt-to-capitalization was 36% at the end of the third quarter, 3% lower than the December 31, 2005 level. At September 30, 2006, the Corporation had $2.7 billion in cash and short-term investments.

Segment Results

The Corporation operates in five principal business segments: Electronic Systems; Information & Technology Services (I&TS); Integrated Systems & Solutions (IS&S); Aeronautics; and Space Systems. The results of Electronic Systems, I&TS and IS&S have been aggregated and reported as the Systems & IT Group due to the common focus on information technology, systems integration and engineering solutions across these segments.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See our 2005 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment.

The following table presents the operating results of the Systems & IT Group, Aeronautics and Space Systems and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	3rd Quarter		Year-to-Date
	2006	2005	2006	2005
Net sales
Systems & IT Group
Electronic Systems	$2,758	$2,493	$8,274	$7,490
Information & Technology Services	1,147	989	3,142	2,832
Integrated Systems & Solutions	1,067	1,051	3,172	3,061

Systems & IT Group	4,972	4,533	14,588	13,383

Aeronautics	2,778	2,987	8,267	8,632
Space Systems	1,855	1,681	5,925	4,969

Total net sales	$9,605	$9,201	$28,780	$26,984

Operating profit
Systems & IT Group
Electronic Systems	$281	$264	$937	$791
Information & Technology Services	111	93	286	250
Integrated Systems & Solutions	99	92	292	269

Systems & IT Group	491	449	1,515	1,310

Aeronautics	308	253	809	720
Space Systems	176	154	558	453

Segment operating profit	975	856	2,882	2,483

Unallocated corporate expense, net	(70)	(150)	(63)	(383)

Total operating profit	$905	$706	$2,819	$2,100

The following discussion compares the operating results for the quarter and nine months ended September 30, 2006 to the same periods in 2005.

Systems & IT Group

($ millions)	3rd Quarter		Year-to-Date
	2006	2005	2006	2005
Net sales	$4,972	$4,533	$14,588	$13,383
Operating profit	$491	$449	$1,515	$1,310

Net sales for the Systems & IT Group increased by 10% for the quarter and 9% for the nine months ended September 30, 2006 from the 2005 periods. Each of the business segments in the group reported sales growth during the quarter and the nine-month periods.

Electronic Systems’ sales increased due to higher volume in platform integration activities at Platform, Training & Transportation Solutions (PT&TS) and surface system programs at Maritime Systems & Sensors (MS2) for both the quarter and nine-month periods. Sales at Missiles & Fire Control (M&FC) increased during the quarter due to tactical missile programs and increased for the nine-month period due to air defense programs. In I&TS, the quarterly sales increase was primarily due to higher volume in Information Technology and Defense Services programs. For the year-to-date period, the increase in sales was attributable to higher volume in both Information Technology and Defense Services, which was partially offset by reduced volume in NASA programs. In IS&S, for both the quarter and year-to-date periods, the increases in sales were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities.

Operating profit for the Systems & IT Group increased by 9% for the quarter and 16% for the nine months ended September 30, 2006 compared to the 2005 periods. Each of the business segments in the group reported growth in operating profit during the three and nine-month periods.

In Electronic Systems, the increase in operating profit during the third quarter was attributable to improved performance in distribution technology activities at PT&TS, and volume and improved performance on surface systems programs at MS2. For the nine-month period, Electronic Systems’ operating profit increased due to higher volume and improved performance on simulation and training activities at PT&TS and improved performance on radar programs at MS2 and fire control programs at M&FC. For both the quarter and year-to-date periods, the increases in I&TS were primarily due to higher volume in Information Technology and Defense Services. In IS&S, for both the quarter and nine months, the increases were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities.

Aeronautics

($ millions)	3rd Quarter		Year-to-Date
	2006	2005	2006	2005
Net sales	$2,778	$2,987	$8,267	$8,632
Operating profit	$308	$253	$809	$720

Net sales for Aeronautics decreased as previously projected by 7% for the quarter and by 4% for the nine months ended September 30, 2006 from the 2005 periods. During the quarter, sales declined in both Air Mobility and Combat Aircraft. The decline in Air Mobility was mainly due to lower volume on the C-130 and C-5 programs. The decrease in Combat Aircraft was due to lower volume on F-16 programs, which was partially offset by increases in F-35 and F-22 volume. For the nine-month period, a decline in Air Mobility sales was partially offset by a slight increase in Combat Aircraft sales. The decline in Air Mobility was attributable to fewer C-130J deliveries and lower volume on the C-5 program. The increase in Combat Aircraft sales was mainly due to higher F-35 volume, partially offset by reduced volume on F-16 programs.

Segment operating profit increased by 22% for the quarter and by 12% for the nine months ended September 30, 2006 from the 2005 periods. During the quarter, operating profit increased in both Combat Aircraft and Air Mobility. In Combat Aircraft, operating profit increased due to improved performance on the F-22 and F-16 programs and higher F-35 volume. The increase in Air Mobility was mainly due to improved performance on C-130J sustainment activities in 2006. For the nine-month period, operating profit increased in both Combat Aircraft and Air Mobility. The increase in Combat Aircraft was due to higher operating profit on the F-35 program, which was partially offset by lower operating profit on the F-22 program. These fluctuations were attributable to the fact that in 2005, operating profit included a reduction in earnings on the F-35 program and increased volume and improved performance on the F-22 program. In Air Mobility, the increase was due to improved performance on C-130J sustainment activities.

Space Systems

($ millions)	3rd Quarter		Year-to-Date
	2006	2005	2006	2005
Net sales	$1,855	$1,681	$5,925	$4,969
Operating profit	$176	$154	$558	$453

Net sales for Space Systems increased by 10% for the quarter and 19% for the nine months ended September 30, 2006 from the 2005 periods. For both the quarter and nine-month periods, the sales growth was mainly due to higher volume on both commercial and government satellite programs. There was one commercial satellite delivery in the third quarter of 2006 and four in the nine months of 2006, compared to no deliveries during the comparable 2005 periods. In Launch Services, sales remained relatively unchanged for the quarter and nine months ended September 30, 2006. Sales growth in Strategic & Defensive Missile Systems (S&DMS) due to higher volume in both fleet ballistic missile and missile defense programs also contributed to the sales increase for the nine-month period.

Segment operating profit increased by 14% for the quarter and 23% for the nine months ended September 30, 2006, compared to the 2005 periods. For the quarter, operating profit increases in Launch Services were partially offset by a slight decline in Satellites. In Launch Services, the increase was mainly due to the Atlas program, including activities associated with the EELV Launch Capability (ELC) contract. For the nine months, operating profit increased in all three of the segment’s lines of business. In Launch Services, the increase was driven by improved performance on the Atlas Program resulting from risk reduction activities, including the first quarter definitization of the ELC contract. In S&DMS, the increase was due to higher volume and improved performance on the programs discussed above, while the growth in Satellites was primarily driven by the increase in commercial satellite deliveries.

Unallocated Corporate (Expense) Income, Net

($ millions)	3rd Quarter		Year-to-Date
	2006	2005	2006	2005
FAS/CAS pension adjustment	$(70)	$(155)	$(206)	$(466)
Unusual items, net	15	- -	185	58
Stock compensation expense	(26)	- -	(83)	- -
Other, net	11	5	41	25

Unallocated corporate (expense) income, net	$(70)	$(150)	$(63)	$(383)

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) decreased in 2006 compared to 2005. This decrease is consistent with the Corporation’s previously disclosed assumptions used in computing these amounts.

Certain items are excluded from segment results as part of senior management’s evaluation of segment operating performance. Therefore, for purposes of segment reporting, the following unusual items were included in “Unallocated Corporate (expense) income, net” for the quarters and nine months ended September 30, 2006 and 2005:

2006 —

•	A third quarter gain, net of state income taxes, of $31 million related to the sale of land;

•	A third quarter charge, net of state income taxes, of $16 million related to the debt exchange;

•	A second quarter gain, net of state income taxes, of $20 million related to the sale of land;

•	A first quarter gain, net of state income taxes, of $127 million related to the sale of 21 million of our shares of Inmarsat; and

•	A first quarter gain, net of state income taxes, of $23 million, related to the sale of the assets of Space Imaging, LLC.

These items increased our net earnings by $9 million ($0.02 per share) and $120 million ($0.27 per share) during the quarter and nine months ended September 30, 2006.

2005 —

•	A second quarter recognition of a deferred gain, net of state income taxes, of $41 million related to the June 2005 initial public offering of shares of Inmarsat;

•	A first quarter gain, net of state income taxes, of $47 million related to the sale of our 25% interest in Intelsat, Ltd.; and

•	A first quarter charge, net of state income tax benefits, of $30 million related to impairment in the value of a single telecommunications satellite operated by one of our wholly-owned subsidiaries.

On a net basis, these items increased our net earnings by $39 million ($0.09 per share) during the nine months ended September 30, 2005.

The Corporation adopted FAS 123(R) “Share-Based Payments” prospectively on January 1, 2006 and recognized stock compensation expense on stock options and grants of other stock-based incentive awards during the third quarter of $26 million ($17 million after-tax or $0.04 per share) and $83 million ($52 million after-tax or $0.12 per share) for year-to-date 2006.

Income Taxes

The Corporation’s effective tax rate for the third quarter of 2006 was 23% and reflects a $62 million ($0.14 per share) reduction in income tax expense related to claims filed with the Internal Revenue Service for additional export tax benefits for sales in previous years. This item reduced the effective tax rates for the quarter and nine months ended September 30, 2006 by 7.6% and 2.4%, respectively. A similar benefit was not recognized in our prior year results.

Headquartered in Bethesda, Md., Lockheed Martin employs approximately 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation reported 2005 sales of $37.2 billion.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on October 24, 2006. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, changes in accounting or tax rules, export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, government/regulatory and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2005 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of October 23, 2006. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back minimum pension liability balances.

(In millions, except percentages)		2007 Outlook		2006 Outlook		2006 Prior
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	}	COMBINED
RETURN		> $ 2,650		≥ $ 2,600		> $ 2,450

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE MINIMUM PENSION LIABILITY[4,5]	}	COMBINED	}	COMBINED	}	COMBINED
AVERAGE INVESTED CAPITAL		< $ 15,100		< $ 14,850		< $ 14,850

RETURN ON INVESTED CAPITAL		> 17.5%		≥ 17.5%		> 16.5%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments for other comprehensive losses, primarily for the additional minimum pension liability.
4	Minimum pension liability values reflect the cumulative value of entries identified in our Statement of Stockholders Equity under the caption “Minimum pension liability.” The annual minimum pension liability adjustments to equity were: 2001 = ($33M); 2002 = ($1,537M); 2003 = $331M; 2004 = ($285M); 2005 = ($105M). As these entries are recorded in the fourth quarter, the value added-back to our average equity in a given year is the cumulative impact of all prior year entries plus 20% of the current year entry value.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005
Net sales	$9,605	$9,201	$28,780	$26,984
Cost of sales	8,802	8,585	26,377	25,168

	803	616	2,403	1,816
Other income and expenses, net	102	90	416	284

Operating profit	905	706	2,819	2,100
Interest expense	90	93	276	277

Earnings before income taxes	815	613	2,543	1,823
Income tax expense	186	186	743	566

Net earnings	$629	$427	$1,800	$1,257

Effective tax rate	22.8%	30.3%	29.2%	31.0%

Earnings per common share:
Basic	$1.48	$0.97	$4.19	$2.84
Diluted	$1.46	$0.96	$4.12	$2.81
Average number of shares outstanding:
Basic	424.3	440.5	429.7	442.3
Diluted	431.9	445.8	436.8	447.9
Common shares reported in stockholders’ equity at September 30:			421.6	433.6

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	% Change	2006	2005	% Change
Net sales:
Systems & IT Group:
Electronic Systems	$2,758	$2,493		$8,274	$7,490
Information & Technology Services	1,147	989		3,142	2,832
Integrated Systems & Solutions	1,067	1,051		3,172	3,061

Systems & IT Group	4,972	4,533	10%	14,588	13,383	9%
Aeronautics	2,778	2,987	(7)%	8,267	8,632	(4)%
Space Systems	1,855	1,681	10%	5,925	4,969	19%

Total net sales	$9,605	$9,201	4%	$28,780	$26,984	7%

Operating profit:
Systems & IT Group:
Electronic Systems	$281	$264		$937	$791
Information & Technology Services	111	93		286	250
Integrated Systems & Solutions	99	92		292	269

Systems & IT Group	491	449	9%	1,515	1,310	16%
Aeronautics	308	253	22%	809	720	12%
Space Systems	176	154	14%	558	453	23%

Segment operating profit	975	856	14%	2,882	2,483	16%
Unallocated corporate expense, net	(70)	(150)		(63)	(383)

Total operating profit	$905	$706	28%	$2,819	$2,100	34%

Margins:
Systems & IT Group:
Electronic Systems	10.2%	10.6%		11.3%	10.6%
Information & Technology Services	9.7%	9.4%		9.1%	8.8%
Integrated Systems & Solutions	9.3%	8.8%		9.2%	8.8%
Systems & IT Group	9.9%	9.9%		10.4%	9.8%
Aeronautics	11.1%	8.5%		9.8%	8.3%
Space Systems	9.5%	9.2%		9.4%	9.1%
Total operating segments	10.2%	9.3%		10.0%	9.2%
Total consolidated	9.4%	7.7%		9.8%	7.8%

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

		THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,
		2006	2005		2006	2005
Summary of unallocated corporate (expense) / income, net
FAS/CAS pension adjustment		$(70)	$(155)		$(206)	$(466)
Unusual items, net		15	—		185	58
Stock compensation expense		(26)	—		(83)	—
Other, net		11	5		41	25

Unallocated corporate expense, net		$(70)	$(150)		$(63)	$(383)

		THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,
		2006	2005		2006	2005
FAS/CAS pension adjustment
FAS 87 expense		$(236)	$(280)		$(704)	$(839)
Less: CAS costs		(166)	(125)		(498)	(373)

FAS/CAS pension adjustment - expense		$(70)	$(155)		$(206)	$(466)

	THREE MONTHS ENDED SEPTEMBER 30, 2006			NINE MONTHS ENDED SEPTEMBER 30, 2006
	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Unusual Items
Gain on sales of land	$31	$20	$0.05	$51	$33	$0.08
Benefit from IRS claims for export tax benefits	—	62	0.14	—	62	0.14
Debt exchange expenses	(16)	(11)	(0.03)	(16)	(11)	(0.03)
Gain on sale of Inmarsat stock	—	—	—	127	83	0.19
Gain on sale of Space Imaging’s assets	—	—	—	23	15	0.03

	$15	$71	$0.16	$185	$182	$0.41

	THREE MONTHS ENDED SEPTEMBER 30, 2005			NINE MONTHS ENDED SEPTEMBER 30, 2005
	Operating profit	Net earnings	Earnings per share	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Unusual Items
Gain on Inmarsat IPO	$—	$—	$—	$41	$27	$0.06
Gain on sale of Intelsat stock	—	—	—	47	31	0.07
LMI impairment charge	—	—	—	(30)	(19)	(0.04)

	$—	$—	$—	$58	$39	$0.09

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005
Depreciation and amortization of property, plant and equipment
Systems & IT Group:
Electronic Systems	$46	$42	$135	$126
Information & Technology Services	3	3	10	10
Integrated Systems & Solutions	15	12	37	32

Systems & IT Group	64	57	182	168
Aeronautics	37	33	108	93
Space Systems	30	34	95	97

Segments	131	124	385	358
Unallocated corporate expense, net	14	14	44	38

Total depreciation and amortization	$145	$138	$429	$396

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005
Amortization of purchased intangibles
Systems & IT Group:
Electronic Systems	$13	$12	$37	$36
Information & Technology Services	5	5	15	14
Integrated Systems & Solutions	5	4	13	11

Systems & IT Group	23	21	65	61
Aeronautics	12	12	37	37
Space Systems	3	2	7	6

Segments	38	35	109	104
Unallocated corporate expense, net	2	3	9	9

Total amortization of purchased intangibles	$40	$38	$118	$113

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	SEPTEMBER 30,	DECEMBER 31,
	2006	2005
Assets
Cash and cash equivalents	$2,288	$2,244
Short-term investments	395	429
Receivables	4,865	4,579
Inventories	2,034	1,921
Other current assets	1,374	1,356

Total current assets	10,956	10,529
Property, plant and equipment, net	3,911	3,924
Goodwill	9,386	8,447
Purchased intangibles, net	551	560
Prepaid pension asset	1,223	1,360
Other assets	3,066	2,924

Total assets	$29,093	$27,744

Liabilities and Stockholders’ Equity
Accounts payable	$1,933	$1,998
Customer advances and amounts in excess of costs incurred	4,940	4,331
Other accrued expenses	3,469	2,897
Current maturities of long-term debt	41	202

Total current liabilities	10,383	9,428
Long-term debt, net	4,403	4,784
Accrued pension liabilities	2,597	2,097
Other postretirement and other noncurrent liabilities	3,627	3,568
Stockholders’ equity	8,083	7,867

Total liabilities and stockholders’ equity	$29,093	$27,744

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005
Operating Activities
Net earnings	$1,800	$1,257
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	429	396
Amortization of purchased intangibles	118	113
Changes in operating assets and liabilities:
Receivables	(87)	(283)
Inventories	(109)	214
Accounts payable	(95)	115
Customer advances and amounts in excess of costs incurred	608	406
Other	786	920

Net cash provided by operating activities	3,450	3,138

Investing Activities
Expenditures for property, plant and equipment	(453)	(362)
Sale (purchase) of short-term investments	34	(30)
Acquisitions of businesses / investments in affiliates	(1,083)	(416)
Divestitures of businesses / investments in affiliates	180	806
Other	88	1

Net cash used for investing activities	(1,234)	(1)

Financing Activities
Common stock activity, net	(1,230)	(686)
Common stock dividends	(389)	(332)
Premium and transaction costs for debt exchange	(353)	—
Repayments of long-term debt	(200)	(39)

Net cash used for financing activities	(2,172)	(1,057)

Net increase in cash and cash equivalents	44	2,080
Cash and cash equivalents at beginning of period	2,244	1,060

Cash and cash equivalents at end of period	$2,288	$3,140

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Other Comprehensive Loss (b)	Total Stockholders’ Equity
Balance at January 1, 2006	$432	$1,724	$7,278	$(14)	$(1,553)	$7,867
Net earnings			1,800			1,800
Common stock dividends (a)			(537)			(537)
Stock-based awards and ESOP activity	15	944		14		973
Repurchases of common stock	(25)	(1,882)				(1,907)
Other comprehensive loss					(113)	(113)

Balance at September 30, 2006	$422	$786	$8,541	$—	$(1,666)	$8,083

(a)	Includes dividends ($0.30 per share) declared and paid in the first, second and third quarters. This amount also includes a dividend ($0.35 per share) that was declared on September 28, 2006 and is payable on December 29, 2006 to shareholders of record on December 1, 2006.
(b)	In September 2006, the Financial Accounting Standards Board (FASB) issued FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. FAS 158 requires the recognition in the balance sheet of the overfunded or underfunded positions of defined benefit pension and other postretirement plans, along with a corresponding noncash, after-tax adjustment to stockholders’ equity. Based upon preliminary estimates and analyses, we would expect to recognize a noncash, after-tax reduction in our stockholders’ equity at December 31, 2006 of approximately $2.6 billion as a result of adopting FAS 158. This estimate assumes a discount rate of 6% and will be finalized at year-end in connection with our December 31 measurement date.

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions)

	SEPTEMBER 30,	DECEMBER 31,
	2006	2005
Backlog
Systems & IT Group:
Electronic Systems	$20,256	$19,932
Information & Technology Services	5,824	5,414
Integrated Systems & Solutions	4,942	3,974

Systems & IT Group	31,022	29,320
Aeronautics	24,785	29,580
Space Systems	22,116	15,925

Total	$77,923	$74,825

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005
Deliveries
F-16	17	22	47	52
F-22	4	8	19	15
C-130J	3	4	8	11
Launches
Atlas	—	1	2	3